UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2021

CALADRIUS BIOSCIENCES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33650 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

110 Allen Road, Second Floor, Basking Ridge, NJ 07920
(Address of Principal Executive Offices)(Zip Code)

(908) 842-0100
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CLBS	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

Private Placement

On January 21, 2021, Caladrius Biosciences, Inc. a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain institutional and accredited investors (the “Purchasers”), pursuant to which the Company issued and sold to the Purchasers in a private placement (the “Private Placement”) an aggregate of (i) 12,500,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), and (ii) warrants exercisable for up to an aggregate of 6,250,000 shares of Common Stock (the “Warrants”) at a combined offering price of $2.00 per share of Common Stock and associated Warrant. The Warrants have an exercise price of $2.90 per share. Each Warrant will be immediately exercisable and will expire five and one-half years from the issuance date.

A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% (or, at the holder’s option upon issuance, 9.99%) of the Company’s outstanding Common Stock immediately after exercise. However, upon at least 61 days’ prior notice from the holder to the Company, a holder with a 4.99% ownership blocker may increase the amount of ownership of outstanding Common Stock after exercising the holder’s Warrant up to 9.99% of the number of the Company’s Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrant.

The Securities Purchase Agreement contains customary representations and warranties and agreements of the Company and the Purchasers and customary indemnification rights and obligations of the parties. The closing of the Offering occurred on January 25, 2021. The Company received gross proceeds of $25.0 million in connection with the Private Placement, before deducting placement agent fees and related offering expenses.

In connection with the Private Placement, the Company entered into a registration rights agreement, dated January 21, 2021 (the “Registration Rights Agreement”), with the Purchasers, pursuant to which, among other things, the Company will (i) prepare and file with the Securities and Exchange Commission a registration statement on Form S-3 to register for resale the Shares and the shares of Common Stock issuable upon the exercise of the Warrants within 10 calendar days, and (ii) use its reasonable best efforts to have the registration statement declared effective promptly after filing, and in any event no later than 40 days after the date of the Securities Purchase Agreement (or 90 days after the date of the Securities Purchase Agreement if the registration statement is reviewed by the SEC). The Registration Rights Agreement contains customary terms and conditions for a transaction of this type, including certain customary cash penalties on the Company for its failure to satisfy specified filing and effectiveness time periods.

H.C. Wainwright & Co. acted as the exclusive placement agent for the Private Placement. The Company paid Wainwright a cash fee equal to 7.0% of the gross proceeds of the Private Placement and paid Wainwright a non-accountable expense allowance of $25,000.

The Shares, the Warrants, and the shares of Common Stock issuable upon the exercise of the Warrants, have not been registered under the Securities Act of 1933, as amended, and were offered pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act of 1933, as amended, and Rule 506(b) promulgated thereunder.

The foregoing description of the material terms of the Securities Purchase Agreement, the Warrants and the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, the Warrants and the Registration Rights Agreement, the forms of which are filed as Exhibits 10.1, 4.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K related to the Shares, the Warrants, and the shares of Common Stock issuable upon the exercise of the Warrants is incorporated herein by reference.

Item 8.01 Other Events.

On January 21, 2021, the Company issued a press release announcing the Private Placement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Item 9.01. Financial Statement and Exhibits.

Exhibit No.	Description
4.1	Form of Warrant
10.1	Form of Securities Purchase Agreement, dated January 21, 2021
10.2	Form of Registration Rights Agreement, dated January 21, 2021
99.1	Press Release dated January 21, 2021

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALADRIUS BIOSCIENCES, INC.

By: /s/ David J. Mazzo
Name: David J. Mazzo, PhD
Title: President and Chief Executive Officer
Dated: January 25, 2021